Exhibit 4.8

AMENDMENT NUMBER THREE
TO THE
TELEPHONE AND DATA SYSTEMS, INC.
TAX-DEFERRED SAVINGS PLAN

WHEREAS, Telephone and Data Systems, Inc., a Delaware corporation (the “Company”), has heretofore adopted and maintains for the benefit of eligible employees of the Company and certain subsidiaries of the Company the “Telephone and Data Systems, Inc. Tax-Deferred Savings Plan” (the “Plan”);
WHEREAS, the Plan was most recently amended and restated, effective as of January 1, 2014; and
WHEREAS, the Company desires to amend the Plan to implement certain restrictions with respect to investment in the employer stock funds maintained under the Plan.
NOW, THEREFORE, pursuant to the power of amendment contained in Section 14.1 of the Plan, effective as of July 1, 2015, the Plan hereby is amended as follows:
1.    The final paragraph of Section 7.2(b) hereby is amended in its entirety to read as follows:
Except as provided in Section 7.3(c) of this Plan and Section 401(a)(35) of the Code or applicable Regulations, restrictions (either direct or indirect) or conditions will not be imposed on investment in the TDS Common Stock Fund or USCC Common Stock Fund if such restrictions or conditions are not imposed on investment in the other investment funds available under the Plan.
2.    Section 7.3 hereby is amended to add the following new subsection (c) thereto and to reletter the existing subsection (c) (entitled “ERISA Section 404(c) Plan”) as subsection (d) thereto:
(c)    Special Rules Concerning the Employer Stock Funds. Notwithstanding any provision of the Plan to the contrary, (i) a Participant may not elect to invest more than 20% of the aggregate contributions newly made for his or her benefit in the TDS Common Stock Fund, the USCC Common Stock Fund or in such investment funds on a combined basis and (ii) a Participant may not transfer any portion of the Participant’s existing Account from investment funds other than the TDS Common Stock Fund or the USCC Common Stock Fund to investment in the TDS Common Stock Fund or the USCC Common Stock Fund if following such transfer more than 20% of the Participant’s existing Account would be invested in the TDS Common Stock Fund, the USCC Common Stock Fund or in such investment funds on a combined basis.
IN WITNESS WHEREOF, the Company has caused this Amendment Number Three to be executed by its duly authorized officers this 19th day of June, 2015.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
Chief Executive Officer, Chief Financial Officer or Vice President Human Resources

By:	/s/ C. Theodore Herbert
Chief Executive Officer, Chief Financial Officer or Vice President Human Resources